EXHIBIT A

AUDIT COMMITTEE CHARTER

HALLMARK VENTURE GROUP, INC. (to be renamed SDR Drone, Inc.)

Adopted June 22, 2026

1. Purpose

The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of the Company's financial statements and financial reporting process; (b) the qualifications, independence, and performance of the Company's independent registered public accounting firm (the "Independent Auditor"); (c) the Company's system of internal control over financial reporting and disclosure controls and procedures; and (d) the review and approval of related-party transactions.

2. Composition

The Committee shall consist of two or more directors, as permitted by Article 3 of the Company's Bylaws. Each member shall be a director whom the Board has determined is independent, with the Board referring on a voluntary basis to Nasdaq Rule 5605(a)(2) and Rule 10A-3 under the Securities Exchange Act of 1934 for guidance. The Board shall appoint the members and the Chair. At least one member shall qualify as an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Members serve at the pleasure of the Board.

3. Management Liaison

The Secretary of the Company (or such other officer as the Board may designate) shall serve as the non-voting management liaison to the Committee, with a standing invitation to attend meetings, responsibility for preparing and presenting materials, and service as the Company's primary point of contact with the Independent Auditor. The liaison is not a member of the Committee and has no vote.

4. Authority and Resources

The Committee has the authority to investigate any matter within the scope of its responsibilities, with full access to the Company's books, records, facilities, personnel, and the Independent Auditor. The Committee may retain, at the Company's expense, independent legal, accounting, or other advisors as it determines necessary.

5. Responsibilities

(a) Independent Auditor. The Committee shall have sole authority and direct responsibility for the appointment, compensation, retention, evaluation, oversight, and, where appropriate, termination of the Independent Auditor, which shall report directly to the Committee. The Committee shall be responsible for resolving any disagreements between management and the Independent Auditor regarding financial reporting. The Committee shall pre-approve all audit and permitted non-audit services to be performed by the Independent Auditor; the Committee may delegate pre-approval authority to its Chair, who shall report any such pre-approvals to the Committee at its next meeting, and any non-audit services so approved shall be disclosed in the Company's periodic

reports as required. On an annual basis, the Committee shall obtain and review the written independence letter required by PCAOB Rule 3526, shall review the Independent Auditor's independence and the compatibility of any permitted non-audit services with that independence, and shall review the Independent Auditor's qualifications and performance.

(b) Auditor Communications. The Committee shall review with the Independent Auditor the matters required to be communicated to the Committee under PCAOB Auditing Standard 1301 (Communications with Audit Committees), including the Independent Auditor's evaluation of the Company's significant accounting policies and estimates, any significant difficulties encountered during the audit, and any disagreements with management. The Committee may meet with the Independent Auditor in executive session.

(c) Financial Statements. The Committee shall review with management and the Independent Auditor the Company's annual audited financial statements and interim financial statements, including the related disclosures, prior to filing with the Securities and Exchange Commission, and shall recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

(d) Internal Control. The Committee shall review the adequacy and effectiveness of the Company's internal control over financial reporting and disclosure controls and procedures, and any significant deficiencies or material weaknesses identified. The Committee shall review the disclosures made by the Company's certifying officers in connection with their Form 10-K and Form 10-Q certifications regarding any significant deficiencies in internal control and any fraud, whether or not material, involving management or other personnel having a significant role in internal control.

(e) Related-Party Transactions. The Committee shall review and approve or ratify all transactions between the Company and its directors, officers, controlling shareholders, or their affiliates, consistent with Section 607.0832 of the Florida Business Corporation Act, including all related-party transactions required to be disclosed under the regulations of the Securities and Exchange Commission, and shall discuss with management whether appropriate disclosure has been made.

(f) Risk and Compliance. The Committee shall review the Company's policies with respect to risk assessment and risk management, and the Company's compliance with applicable legal and regulatory requirements relating to financial reporting.

(g) Complaints. The Committee shall establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by employees of concerns regarding such matters, directed to the Chair of the Committee in care of the Company's Corporate Secretary.

6. Meetings

The Committee shall meet at least quarterly and at such additional times as it deems necessary. The Committee may meet with the Independent Auditor in executive session without management present. The Committee shall keep minutes of its meetings and report regularly to the Board.

7. Reporting

The Committee shall report its actions and recommendations to the Board and shall prepare any report required by the rules of the Securities and Exchange Commission for inclusion in the Company's filings.

8. Charter Review

The Committee shall review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.